EXHIBIT 3.2

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz	Entity# C16595-1994 Document Number: 20060395400-39 Date Filed: 6/21/2006 11:05 AM Filed in the office of /s/ Dean Heller Dean Heller Secretary of State State of Nevada
Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1) Name of corporation:
PC Universe, Inc.
2) The articles have been amended as follows (provide article numbers, if available

Article II – Capital Stock shall be amended to add the following initial paragraph. The balance of Article II shall remain unchanged.

Each Three (3) shares of Common Stock outstanding at 9:00 a.m. on July 5, 2006 shall be deemed to be one (1) share of Common Stock of the Corporation, par value $0.001. There shall be no fractional shares. Odd Lots shall be rounded up. The authorized shares shall remain unchanged.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 89.87%

4. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)
5. Officer signature (required):	/s/ Thomas M. Livia

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.